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                          SARATOGA BEVERAGE GROUP, INC.




                             STOCKHOLDERS AGREEMENT






                           Dated as of January 5, 2000





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                        TABLE OF CONTENTS

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                                                                                                     Page

                                                             ARTICLE I
                                             GOVERNANCE AND MANAGEMENT OF THE COMPANY

Section 1.1.          Board of Directors.................................................................1
Section 1.2.          Governance.........................................................................2
Section 1.3.          Indemnification of Directors and Officers..........................................3

                                                            ARTICLE II

                                                     RESTRICTIONS ON TRANSFER

Section 2.1.          Restrictions on Transfer...........................................................3
Section 2.2.          Transfers After Second Anniversary of Closing Public Offering, Change
                      of Control or Exit Event...........................................................4
Section 2.3.          Tag-Along Rights...................................................................4
Section 2.4.          Take-Along Rights..................................................................5
Section 2.5.          Transfer of Covered Securities to Affiliate of NCP-SBG.............................7
Section 2.6.          Hold Back Agreements...............................................................7

                                                            ARTICLE III

                                                         OTHER AGREEMENTS

Section 3.1.          Right of First Refusal.............................................................7
Section 3.2.          Issuance of Additional Shares of Equity Securities.................................8
Section 3.3.          Future Acquisitions................................................................9

                                                            ARTICLE IV

                                                            DEFINITIONS

Section 4.1.          Definitions; Construction..........................................................9

                                                             ARTICLE V
                                                           MISCELLANEOUS

Section 5.1.          Notices...........................................................................12
Section 5.2.          Remedies..........................................................................13

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
Section 5.3.          Governing Law, etc................................................................14
Section 5.4.          Binding Effect....................................................................15
Section 5.5.          Assignment........................................................................15
Section 5.6.          No Third Party Beneficiaries......................................................15
Section 5.7.          Amendment; Waivers, etc...........................................................15
Section 5.8.          Legend on Stock Certificates......................................................16
Section 5.9.          Entire Agreement..................................................................17
Section 5.10.         Severability......................................................................17
Section 5.11.         Headings; Counterparts............................................................17
Section 5.12.         Subsequent Stockholders...........................................................17
Section 5.13.         Reports...........................................................................18
Section 5.14.         Certain Agreements................................................................18
Section 5.15.         Effectiveness.....................................................................18

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                             Stockholders Agreement

                                   Schedule A

     Reference is made to the Stockholders Agreement, dated January __, 2000, between Saratoga Beverage Group, Inc., NCP-SBG, L.P., and the other parties thereto (the "Stockholders Agreement"). The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, the Stockholders Agreement.

                                             ------------------------
                                             Name:
                                             Title:
                                             Address:
                                             Date:

SARATOGA BEVERAGE GROUP, INC.

By:
   ---------------------------
     Name:
     Title:




















































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                             STOCKHOLDERS AGREEMENT

               STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of January 5, 2000, among Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), NCP-SBG, L.P., a Delaware limited partnership ("NCP-SBG"), and the Persons listed on the signature pages hereto, and each other person who is, or becomes, a party to this Agreement pursuant to Section 5.12 hereof (collectively, with NCP-SBG and the Persons listed on the signature pages hereto, the "Stockholders"). Capitalized terms used herein without definition shall have the meanings indicated in Article IV.

               WHEREAS, upon the terms and subject to the conditions of the Stock Purchase Agreement and Agreement and Plan of Merger, dated as of the date hereof (the "Recapitalization Agreement"), among the Company, NCP-SBG and NCP-SBG Recapitalization Corp., NCP-SBG will acquire shares (the "Purchased Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company;

               WHEREAS, the parties hereto wish to set forth certain rights and obligations that shall attach to the ownership of Common Stock held by the Stockholders; and

               WHEREAS, it is a condition to the consummation of the transactions contemplated by the Recapitalization Agreement that the parties hereto enter into this Agreement;

               NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                    GOVERNANCE AND MANAGEMENT OF THE COMPANY

     Section 1.1. Board of Directors. (a) Composition. Subject to the provisions of this Agreement, the Board of Directors of the Company (the "Board") will consist initially of seven members: (i) four members nominated by NCP-SBG, and
(ii) three members nominated by Robin Prever. Subject to the provisions of this Agreement, each Stockholder entitled to vote shall vote their shares of Common Stock so as to effect the provisions of this Section 1.1(a).

     (b) Nominees. NCP-SBG shall nominate all persons for election to the Board, except that, for so long as she is the Chief Executive Officer of the Company,



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(i) Robin Prever shall be entitled to nominate three directors, provided that if
Robin Prever is no longer the Chief Executive Officer of the Company, then so long as the Rollover Stockholders collectively own at least 5% of the outstanding Common Stock of the Company, such Rollover Stockholders collectively shall be entitled to nominate one director. Each Stockholder entitled to vote shall vote their shares of Common Stock so as to elect such nominees to the Board.

     (c) Removal and Replacement of Nominees. Any director nominated by a party hereto may be removed at any time, with or without cause, by such party, and each Stockholder entitled to vote thereon shall vote their shares of Common Stock as may be required to effect such removal, including voting its shares for such removal. In addition, at such time as Robin Prever is no longer Chief Executive Officer of the Company, the Stockholders shall vote their shares of Common Stock to remove at least two directors nominated by Robin Prever if such directors shall not have resigned. At any time a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation or removal of a director nominated by a party hereto, with or without cause, then such party shall have the right to nominate a replacement for any director nominated by it in accordance with Sections 1.1(b), and each Stockholder entitled to vote shall vote their shares of Common Stock so as to elect such replacement.

     (d) Fees and Expenses. The Company will cause each non-employee director of the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with serving as a director. No director nominated by NCP-SBG who is an officer or employee of North Castle Partners II, L.L.C. ("NCP") or any Affiliate thereof (other than any portfolio company controlled by NCP or controlled by any other private investment fund under common control with NCP) shall be entitled to any fee with respect to his or her service as a director of the Board at any time at which NCP is providing consulting services to the Company and its subsidiaries pursuant to the Consulting Agreement, dated as of the date hereof by and between the Company and NCP.

     (e) Chairperson. The Chairperson of the Board shall be designated by NCP-SBG from among the directors of the Company.

     Section 1.2. Governance. (a) Charter and Bylaws. The provisions of the Company's Certificate of Incorporation and Bylaws will be consistent with the terms of this Agreement.

     (b) Board Approval. All actions requiring the approval of the Board shall be approved (A) at a meeting of the Board, by a majority of the total number of directors


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then fixed as constituting the whole board, or (B) without a meeting by the unanimous written consent of all the members of the Board, in each case except as required by law.

     Section 1.3. Indemnification of Directors and Officers. The Bylaws shall provide for indemnification of the directors and officers of the Company to the greatest extent permitted by applicable law.

                                   ARTICLE II

                            RESTRICTIONS ON TRANSFER

          Section 2.1. Restrictions on Transfer. (a) Until the first to occur of
(w) a Public Offering, (x) a Change of Control, (y) the second anniversary of the Closing under the Recapitalization Agreement (the "Closing"), and (z) an Exit Event, no Stockholder other than NCP-SBG and its Affiliates may, without the consent of NCP-SBG (which consent may not be unreasonably withheld), sell, transfer, pledge, encumber or otherwise dispose of any Covered Security or any interest therein to any Person except as follows:

          (i) to any Family Member of such Stockholder upon the death of such Stockholder, provided that such Family Member delivers to the Company a certificate of the transferee, to the effect that the transferee is a Family Member of the transferor;

          (ii) to any Family Member other than upon the death of such Stockholder, provided that such Family Member delivers to the Company a certificate of the transferee, to the effect that the transferee is a Family Member of the transferor;

          (iii) to the Company or NCP-SBG or any of its Affiliates or designees;

          (iv) pursuant to Sections 2.3 and 2.4; or

          (v) in connection with a transaction that results in a Change of Control;

          provided that, in the case of a transfer with NCP-SBG's consent or pursuant to clauses (i) or (ii) above, (A) the transferor delivers to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the transfer is not a Prohibited Transfer, and (B) the transferee becomes a party to this Agreement in the manner provided in Section 5.12.

          (b) Each Stockholder shall give the Company and the other Stockholders prompt notice of any actual transfer of any Covered Security. Any sale, transfer, pledge,


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encumbrance or other disposition of any Covered Security other than as permitted by this Agreement shall be void ab initio and of no effect.

          (c) Notwithstanding anything contained herein to the contrary, each Rollover Stockholder may, without the consent of NCP-SBG, sell or transfer any Covered Security to another Rollover Stockholder, subject to compliance with applicable laws and contractual agreements and delivery to the Company of an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the transfer is not a Prohibited Transfer.

          (d) Notwithstanding the provisions of Section 2.1(a), Mr. Cox may pledge or encumber his Covered Securities or grant a security interest therein without the consent of NCP-SGB, provided, that any subsequent sale, transfer or other disposition pursuant to such pledge, encumbrance or security interest shall require the consent of NCP-SBG.

          Section 2.2. Transfers After Second Anniversary of Closing Public Offering, Change of Control or Exit Event. (a) Following the first to occur of the second anniversary of the Closing, an initial Public Offering, a Change of Control and an Exit Event, and subject to Article III, any Stockholder may transfer Covered Securities to any Person, subject to compliance with applicable laws and contractual agreements.

          (b) Opinion of Counsel. An additional condition to any transfer pursuant to Sections 2.2(a) shall be that, except with respect to a transfer of the type described in Section 2.1(a)(iii) or a transfer made pursuant to a registered public offering, the transferee must deliver to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such transfer is not required to be registered under the Securities Act.

          Section 2.3. Tag-Along Rights. If prior to a Public Offering any of NCP-SBG or its Affiliates desire to transfer in excess of 10% of the maximum amount of Common Stock ever owned in the aggregate by NCP-SBG and its Affiliates (the "Tag- Along Minimum"), to a Person who is not an Affiliate of NCP-SBG (a "Tag-Along Buyer"), on a cumulative basis, in one or a series of transactions, then NCP-SBG shall deliver written notice (a "Tag-Along Notice") to the Company and the other Stockholders, which notice shall state (i) the name and address of the Tag-Along Buyer, (ii) the per share amount (the "Tag-Along Price") and form of consideration NCP-SBG proposes to receive for its shares of Common Stock, and
(iii) the number of shares of Common Stock NCP-SBG proposes to sell (the "Tag-Along Shares") and shall be accompanied by drafts of purchase and sale documentation (the "Tag-Along Purchase Agreement") setting forth the terms and conditions of payment of such consideration and all other material terms and conditions of such transfer (the "Tag-Along Terms"). During the 15 Business Day period


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following receipt of such notice by the Company and the other Stockholders, the other Stockholders shall have the right (a "Tag-Along Right"), exercised by delivery of a written notice to NCP-SBG and the Company, to participate in such sale to the Tag-Along Buyer on and subject to the same price, terms and conditions offered to NCP-SBG, on a pro rata basis determined as the quotient obtained by dividing (A) the number of shares of Common Stock then held by each Stockholder so electing to sell (each such Person, an "Accepting Stockholder") by (B) the aggregate number of shares of Common Stock then held by NCP-SBG and Affiliates and by all of the Accepting Stockholders who are transferring shares to the Tag-Along Buyer. If the Tag-Along Right shall not have been exercised prior to the expiration of the 15 Business Day period, then at any time during the 90 days following the expiration of the 15 Business Day period, subject to extension for not more than an additional 60 days to the extent reasonably required to comply with applicable laws in connection with such sale, NCP-SBG and its Affiliates may sell the Tag- Along Shares to the Tag-Along Buyer at the Tag-Along Price and on the Tag-Along Terms. Upon request from NCP-SBG, the Company will provide NCP-SBG with a Stockholder List.

          Section 2.4. Take-Along Rights. (a) Take-Along Notice. If NCP-SBG intends to effect a sale or transfer (a "Take-Along Sale") of all or substantially all of its shares of Common Stock to a Person who is not an Affiliate (a "Take-Along Buyer") prior to a Public Offering and elects to exercise its rights under this Section 2.4, then NCP-SBG shall deliver written notice (a "Take-Along Notice") to the Company and the other Stockholders, which notice shall (i) state (w) that NCP-SBG wishes to exercise its rights under this
Section 2.4 with respect to such transfer, (x) the name and address of the Take-Along Buyer and (y) the per share amount and form of consideration NCP-SBG proposes to receive for its shares of Common Stock, (ii) be accompanied by drafts of purchase and sale documentation setting forth the terms and conditions of payment of such consideration and all other material terms and conditions of such transfer (the "Take- Along Purchase Agreement"), (iii) contain an offer (the "Take-Along Offer") by the Take-Along Buyer to purchase from the other Stockholders all of their shares of Common Stock, on and subject to the same price, terms and conditions offered to NCP-SBG and (iv) state the anticipated time and place of the closing of such transfer (a "Take-Along Closing"), which (subject to such terms and conditions) shall occur not fewer than 15 nor more than 90 days after the date such Take-Along Notice is delivered, provided that if such Take-Along Closing shall not occur prior to the expiration of such 90-day period, NCP-SBG shall be entitled to deliver additional Take-Along Notices with respect to such Take-Along Offer. Upon the request of NCP-SBG, the Company shall provide NCP-SBG with a Stockholder List.

          (b) Conditions to Take-Along. Upon delivery of a Take-Along Notice, each of the other Stockholders shall transfer all of its shares of Common Stock pursuant


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to the Take-Along Offer, as such offer may be modified from time to time, if
NCP-SBG transfers all of its shares of Common Stock to the Take-Along Buyer at the Take-Along Closing and if all shares of Common Stock held by NCP-SBG and the other Stockholders are sold to the Take-Along Buyer at the same price, and on the same terms and conditions. No Stockholder other than NCP-SBG and its Affiliates shall be obligated to make any representation or warranty to the Take-Along Buyer with respect to, or agree to indemnify the Take-Along Buyer against, any matter other than (i) title to such Stockholder's shares of Common Stock to be sold pursuant to the Take-Along Offer and (ii) authority and legal capacity of such Stockholder to sell such shares or incur any out-of-pocket costs in connection with such transaction other than such Stockholder's pro rata share of any transaction expenses payable in connection with the Take-Along Closing. Within five Business Days prior to the closing contemplated by the Take-Along Notice, each of the other Stockholders shall (i) deliver or cause to be delivered to NCP-SBG or an agent acting on its behalf certificates representing such other Stockholder's shares of Common Stock, duly endorsed for transfer or accompanied by duly executed stock powers, and (ii) execute and deliver to NCP-SBG or an agent acting on its behalf a limited power of attorney and a letter of transmittal and custody agreement in favor of NCP-SBG or an agent acting on its behalf, and in form and substance reasonably satisfactory to NCP-SBG, appointing NCP-SBG or an agent acting on its behalf as the true and lawful attorney-in-fact and custodian for such other Stockholder with respect to the Take-Along Purchase Agreement and the transactions contemplated thereby, with full power of substitution, and authorizing NCP-SBG or such agent to execute and deliver a purchase and sale agreement substantially in the form of the Take-Along Purchase Agreement and otherwise in accordance with the terms of this Section 2.4 and to take such actions as NCP-SBG may reasonably deem necessary or appropriate to effect the sale and transfer of the shares of Common Stock to the Take-Along Buyer, upon receipt of the purchase price therefor set forth in the Take-Along Notice at the Take-Along Closing, free and clear of any Liens, options and voting agreements, together with all other documents delivered with such Notice and required to be executed in connection with the sale thereof pursuant to the Take-Along Offer. NCP-SBG or such agent shall hold such shares and other documents in trust for such other Stockholder for release against payment to such Stockholder of such Stockholder's net proceeds in accordance with the contemplated transaction. If, within 15 days after delivery of such shares and other documents to NCP-SBG or an agent acting on its behalf, NCP-SBG or such agent has not completed the sale of all of the shares of Common Stock owned by NCP-SBG and the other Stockholders to the Take-Along Buyer and another Take-Along Notice with respect to such Take-Along Offer has not been sent to the other Stockholders, NCP-SBG or such agent shall return to each other Stockholder all certificates representing the shares and all other documents that such other Stockholder delivered in connection with such sale. Promptly after the Take-Along Closing, NCP-SBG or an agent acting on its behalf shall


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furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may reasonably be requested by any of the other Stockholders.

          Section 2.5. Transfer of Covered Securities to Affiliate of NCP-SBG. In the event that any Covered Securities are transferred to any Affiliate of NCP-SBG, such transfer to such Affiliate shall be of no effect and shall be void ab initio unless such Affiliate agrees in writing to become a party to this Agreement.

          Section 2.6. Hold Back Agreements. If and whenever the Company proposes to register any of its equity securities under the Securities Act, whether or not for its own account (other than pursuant to a Special Registration), or is required to use its reasonable best efforts to effect the registration of any Registrable Securities (as such term is defined in the Registration Rights Agreement, dated as of the date hereof, by and between the Company, NCP-SBG and the other parties thereto (the "Registration Rights Agreement")) under the Securities Act pursuant to Sections 3.1 or 3.2 of the Registration Rights Agreement, each party hereto, if required by the managing underwriter in an underwritten offering, agrees not to effect (other than pursuant to such registration) any public sale or distribution, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company for 90 days (or 180 days, if the managing underwriter so requires) after, and during the 20 days prior to, the effective date of such registration, to the extent timely notified in writing by the Company or the managing underwriter, and the Company agrees to cause each holder of any Equity Security, or of any security convertible into or exchangeable or exercisable for any Equity Security, of the Company purchased from the Company at any time other than in a Public Offering to enter into a similar agreement with the Company. The Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 20 days prior to, and for 90 days (or 180 days, if the managing underwriter so requires) after, the effective date of such registration if required by the managing underwriter.

                                   ARTICLE III

                                OTHER AGREEMENTS

          Section 3.1. Right of First Refusal. Prior to an initial Public Offering, if any Stockholder other than NCP-SBG and its Affiliates (a "Selling Holder") desires to transfer any Covered Securities pursuant to Section 2.1(a) following an offer (which offer must be


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in writing, be irrevocable by its terms for at least 30 Business Days and be a bona fide offer) from any prospective purchaser to purchase all or any part of such Covered Securities owned by such Selling Holder, such Selling Holder shall give notice (the "Notice of Offer") in writing to the Company and to NCP-SBG (i) designating the number of shares of Covered Securities that such Selling Holder proposes to sell (the "Offered Shares"), (ii) identifying the prospective purchaser thereof (the "Potential Purchaser") and its address and (iii) specifying the price (the "Offer Price") and terms (the "Offer Terms") upon which such Selling Holder desires to sell the same. During the 20 Business Day period following receipt of such notice by the Company and NCP-SBG (the "Refusal Period"), such Selling Holder shall not be permitted to accept such offer, but may submit a new Notice of Offer in respect of any revised offer in accordance with and subject to this Section 2.3. During the first ten Business Days of the Refusal Period, the Company shall have the right to purchase from the Selling Holder at the Offer Price and on the Offer Terms all, any portion of the Offered Shares. If the Company shall not have exercised such right with respect to all Covered Securities after ten Business Days, NCP-SBG or any Affiliate or designee of NCP-SBG, including any pooled investment vehicle organized by the managing member of NCP-SBG or by any of its Affiliates, shall have the same right of first refusal with respect to any such remaining Covered Securities for the remainder of the Refusal Period. The rights provided hereunder shall be exercised by written notice to the Selling Holder and the Company or NCP-SBG, as the case may be, given at any time during the Refusal Period. If such right is exercised, the Company or NCP-SBG (or its Affiliate or designee), as the case may be, shall deliver to the Selling Holder payment of the Offer Price in accordance with the Offer Terms, against delivery of appropriately endorsed certificates or other instruments representing the Offered Shares, provided that the Company and NCP-SBG shall not be required to consummate such purchase on fewer than 20 Business Days from the date of acceptance of the offer. If the Company and NCP-SBG fail, in the aggregate, to exercise their right of first refusal for all of the Offered Shares during the Refusal Period, then they shall have no right to purchase any Offered Shares, and the Selling Holder may, for a period of up to 120 days, sell to the Potential Purchaser the Offered Shares at the Offer Price and on the Offer Terms.

          Section 3.2. Issuance of Additional Shares of Equity Securities. In the case of the proposed sale or issuance of, or the proposed granting by the Company of, any equity securities of the Company, or any securities convertible into equity securities of the Company, to NCP-SBG or any of its Affiliates following the Effective Time, the Rollover Stockholders shall have the right, exercisable within 20 Business Days after the Company has given notice, which notice shall include copies of all material documents setting forth the terms and conditions of the proposed sale, issuance or grant, to the Rollover Stockholders of such proposed sale, issuance or grant, to purchase their respective pro rata share (based on such Stockholder's percentage ownership of the common stock of the Company) of the equity securities (or securities convertible into equity securities)


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proposed to be issued or granted on the same terms as such equity securities (or securities convertible into equity securities) are offered to NCP-SGB or its Affiliates.

          Section 3.3. Future Acquisitions. The Company and NCP-SBG agree, and NCP-SPG agrees to cause its Affiliates and the respective officers and directors of such Affiliates, to pursue all future acquisitions, mergers and recapitalizations involving businesses in the refrigerated juice industry (other than minority investments by NCP-SGB or any of its affiliates) through (i) the Company, with such entities to be acquired, owned and operated by the Company, or (ii) any other company, provided that the Rollover Stockholders shall have had an opportunity to exchange their respective shares of common stock of the Company for shares of common stock of an equivalent value in such other company in connection with any such transaction which results in the Company not being the top-tier holding company for investments by NCP-SGB in the refrigerated juice industry.

                                   ARTICLE IV

                                   DEFINITIONS

          Section 4.1. Definitions; Construction. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below or in the Sections indicated below:

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. With respect to NCP-SBG, the term Affiliate explicitly includes the Fund, NCP II Co-Investment Fund, L.P., any other investment vehicle now or in the future managed by North Castle Partners, L.L.C. and any Person with coinvestment rights with respect to investments made by the Fund.

          Board: as defined in Section 1.1(a).

          Business Day: any day other than a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required to close.


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          Change of Control: means, with respect to the Company, the first to occur after the Effective Time of the following events:

          (1) the acquisition by any person, entity or group (as defined in section 13(d) of the Exchange Act) (other than (w) the Company and its subsidiaries, (x) any employee benefit plan of the Company or its subsidiaries or (y) the Fund or any Affiliate or partner thereof), through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

          (2) the merger or consolidation of the Company as a result of which persons who were Stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

          (3) the liquidation or dissolution of the Company (other than (x) a dissolution occurring upon a merger or consolidation thereof (y) a liquidation of the Company into its subsidiary or (z) a liquidation or dissolution that is incident to a reorganization); and

          (4) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, im mediately prior to such sale, transfer or other disposition, Affiliates of the Fund.

          Closing: as defined in Section 2.1(a).

          Covered Security: all of the shares of Common Stock and any other security, option, warrant or other right that does or may allow the holder thereof to receive Common Stock, owned from time to time by any of the Stockholders.

          Equity Security: means (i) any Common Stock or other voting securities, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other voting securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire common stock or other voting securities.


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          Exchange Act: as defined in Section 2.2(a).

          Exit Event: any sale, transfer, merger or other transaction as a result of which NCP-SBG and its Affiliates sell or otherwise dispose of all or substantially all of their Common Stock, including in any dissolution or liquidation of the Company.

          Family Member: with respect to any Stockholder, (i) a spouse, sibling or any lineal ancestor or descendant, (ii) a trust or trusts of which such family members are the sole beneficiaries or charitable remainder trusts in which such family members have an interest or (iii) a partnership or limited liability company in which such family members are the only partners or members, as the case may be.

          Fund: North Castle Partners II, L.P.

          NCP: as defined in Section 1.1(d).

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

          Prohibited Transfer: any transfer of a Covered Security to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Company constituting Plan Assets as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be, be controlled by or under common control with an "investment company" for purposes of the Investment Company Act of 1940, as amended, or (d) would require any securities of the Company to be registered under the Exchange Act.

          Public Offering: any underwritten sale of Common Stock to the public pursuant to an effective registration statement under the Securities Act after which at least 20% of the outstanding shares of Common Stock shall have been registered under the Securities Act and such shares may be freely traded.

          Purchased Shares: as defined in the recitals to this Agreement.

          Rollover Stockholders: shall be Robin Prever, Anthony Malatino, Steven Bogen, Warren G. Lichtenstein, Steel Partners II, L.P., Pershing Securities Limited and Jurg Walker.

          Securities Act: the Securities Act of 1933, as amended.

          Special Registration: the registration of shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, employees, consultants or sales agents, distributors or similar representatives of the Company or its direct or indirect subsidiaries, solely on Form S-8 or any successor form.

          Stockholder: as defined in the introduction to this Agreement.

          Stockholder List: at any applicable time, the list of the name and addresses of the Stockholders at such time.

                                    ARTICLE V
                                  MISCELLANEOUS

          Section 5.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, with a copy sent by (a), (b), or (c) above, or telegram, as follows:

                      (i)    if to NCP-SBG:

                             NCP-SBG, L.P.
                             c/o North Castle Partners, L.L.C.
                             60 Arch Street
                             Greenwich, CT  06830
                             Fax:  (203) 618-1860
                             Tel:   (203) 862-3250
                             Attention: Peter J. Shabecoff

                             with a copy to:

                             Debevoise & Plimpton
                             875 Third Avenue
                             New York, NY  10022
                             Fax:  (212) 909-6836
                             Tel:   (212) 909-6000
                             Attention:  Franci J. Blassberg, Esq.

                      (ii) if to the Company:

                             Saratoga Beverage Group, Inc.
                             11 Geyser Road
                             Saratoga Springs, NY  12366
                             Fax: (518) 584-0386
                             Tel:  (518) 584-6363 X-11
                             Attention:  Robin Prever

                      (iii) if to any other Person who is a party, or to any Person who becomes a party to this Agreement pursuant to Section 5.12 hereof, to the name and address specified for such Person on the signature pages hereto or in Schedule A hereto;

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

          Section 5.2. Remedies. Each Stockholder acknowledges that the other Stockholders and the Company would be irreparably damaged in the event of a breach or a threatened breach by such Stockholder or the Company of any of its obligations under this Agreement (including without limitation the covenants set forth in Section 3.3) and the Company and each Stockholder agrees that, in the event of a breach or a threatened breach by the Company or such Stockholder of any such obligation, each of the other Stockholders and the Company shall, in addition to any other rights and remedies available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting them specific performance by such Stockholder of its obligations under this Agreement (including without limitation the covenants set forth in Section 3.3). In the event that any Stockholder or the Company shall file suit to enforce the covenants contained in this Agreement (including without limitation the covenants set forth in Section 3.3) (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney's fees and expenses.

          Section 5.3. Governing Law, etc. (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE CORPORATE LAW OF THE STATE OF INCORPORATION OF THE COMPANY SPECIFICALLY AND MANDATORILY APPLIES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE, CITY AND COUNTY OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS, THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HERETO HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES

THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3(b).

          Section 5.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          Section 5.5. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the Company, NCP-SBG, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that NCP-SBG may assign this Agreement or any of their rights and obligations hereunder to any of their respective Affiliates or any other Person.

          Section 5.6. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          Section 5.7. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by NCP-SBG and the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

          Section 5.8. Legend on Stock Certificates. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.

Each certificate representing Covered Securities which are subject to this Agreement shall be endorsed with a legend substantially to the following effect:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF (EACH, A "TRANSFER") UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS (A) EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, REASONABLY SATISFACTORY TO THE ISSUER AND
     (B) IN COMPLIANCE WITH THE STOCKHOLDERS AGREEMENT OF THE ISSUER, DATED AS OF JANUARY 5, 2000 AND ANY AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS THERETO (THE "STOCKHOLDERS AGREEMENT").

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN (I) A STOCKHOLDERS AGREEMENT AND (II) A REGISTRATION RIGHTS AGREEMENT, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY, AND SUCH TRANSFER SHALL BE VOIDABLE, UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENTS.

Any stock certificate issued at any time in exchange or substitution for a certificate bearing such legend (except a new certificate issued upon the completion of a public distribution of securities of the Company represented thereby or otherwise if the holder of the Shares represented by such certificate shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, that the Act permits such certificate to be issued without such legend or with a legend modified as set forth in such opinion) shall also bear such legend. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Stockholders and all subsequent holders of Covered Securities who acquired the same directly or indirectly from a Stockholder in a transaction or series of transactions not involving any Public Offering.

The Company agrees that it will not transfer on its books any certificate representing Covered Securities in violation of the provisions of this Agreement.

          Section 5.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 5.10. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          Section 5.11. Headings; Counterparts. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counter parts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          Section 5.12. Subsequent Stockholders. Each of the parties hereto agrees that in order for any Person who after the date of this Agreement is offered shares of Common Stock or securities exercisable for or convertible into shares of Common Stock (or any interest therein) to become a party to this Agreement, both the Company and such Person must execute Schedule A hereto and duly executed copies thereof must be delivered to NCP-SBG in accordance with
Section 5.1. The Company shall maintain a register of all parties to this Agreement which shall be available for review by any party hereto. Any transfer of Covered Securities (or any interest therein) to a transferee required hereby to become a party to this Agreement shall be of no effect and shall be void ab initio unless such transferee becomes a party to this Agreement as provided in the previous sentence.

          Section 5.13. Reports. Within 60 days after the end of each fiscal quarter, the Company shall furnish to each Stockholder an unaudited financial report prepared in accordance with generally accepted accounting principles applied on a consistent basis setting forth as of the end of such fiscal quarter, a balance sheet of the Company and an income statement and a cash flow statement for the Company for such fiscal quarter.

          Section 5.14. Certain Agreements. The Stockholders party to that certain Stockholders' Agreement, dated as of October 13, 1998, by and among the Company, Steven Bogen, Robin Prever and Anthony Malatino, and that certain Stockholders'

Agreement, dated as of October 22, 1998, between Robin Prever and Anthony Malatino, agree to terminate or cause to be terminated, as of the Effective Time, such stockholders' agreements.

          Section 5.15. Effectiveness. The effectiveness of this Agreement is conditioned upon the occurrence of the Effective Time as contemplated by the Recapitalization Agreement. If the Effective Time does not occur, or the Recapitalization Agreement is terminated in accordance with its terms, this Agreement shall be of no force or effect.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                          SARATOGA BEVERAGE GROUP, INC.

                          By:          /s/ Kim James
                            ------------------------------------------
                                 Name: Kim James
                                 Title: Chief Financial Officer

                          NCP-SBG, L.P.

                                 By:    NCP-SBG, GP, L.L.C.,
                                        its General Partner

                                 By:      /s/ Peter J. Shabecoff
                                     --------------------------------
                                        Name:    Peter J. Shabecoff
                                        Title:   Executive Vice President


     /s/ Robin Prever                   Address: 4301 North Ocean Blvd.
---------------------------------------
ROBIN PREVER                                     A-1703
                                                 Boca Raton, FL 33431

    /s/ Anthony Malatino                Address: c/o Morgan Stanley Dean Witter
---------------------------------------
ANTHONY MALATINO                                 340 Broadway
                                                 Saratoga Springs, NY 12866

    /s/ Steven Bogen                    Address: 81 Dahlia Street
---------------------------------------
STEVEN BOGEN                                     Staten Island, NY 10312

                   [Signature page for Stockholders Agreement]

STEEL PARTNERS II, L.P.                   Address: c/o Steel Partners II, L.P.
                                                   150 East 52nd St., 21st Floor
        By:  STEEL PARTNERS, L.L.C.,               New York, NY 10022
               its General Partner


        By:     /s/ Warren Lichtenstein
           --------------------------------
               Name:    Warren Lichtenstein
               Title:   Managing Member










                   [Signature page for Stockholders Agreement]

      /s/ Warren G. Lichtenstein        Address: c/o Steel Partners II, L.P.
    -----------------------------                150 East 52nd St., 21st Floor
    Warren G. Lichtenstein                       New York, NY 10022

PERSHING SECURITIES LIMITED                    Address:  Capstan House
                                                         #1 Clove Crescent
                                                         East India Dock
By:      /s/ Christiane Ann Chambers
  -------------------------------------                  London E14 2BH
        Name: Christiane Ann Chambers                    England
        Title: Compliance Officer

                   [Signature page for Stockholders Agreement]

      /s/ Jurg Walker                     Address:  c/o Investa AG
-----------------------------------
JURG WALKER                                         Harestrasse 4
                                                    Birsfelden, Switzerland 4127





                   [Signature page for Stockholders Agreement]